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                                                                    EXHIBIT 23.7

                [Letterhead of Craig-Hallum Capital Group, Inc.]





Board of Directors
ShowCase Corporation
4115 Highway 52 North
Rochester, MN  55901-0144

Members of the Board:

               We hereby consent to the inclusion of our opinion letter dated November 6, 2000, addressed to the Board of Directors of ShowCase Corporation ("ShowCase") and attached as Annex D to the joint proxy statement/prospectus on Form S-4 reviewed by us, relating to the proposed merger between Showcase and a wholly owned subsidiary of SPSS Inc., and to the references therein to our firm and to our opinion under the headings "Summary--Opinions of Financial Advisors To Showcase," "The Proposed Merger--Background of the Merger," "The Proposed Merger--ShowCase's Reasons for the Merger," and "Opinions of Showcase's Financial Advisors." Our opinion letter is addressed to solely to ShowCase's board of directors. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        Very truly yours,

                                        /s/ CRAIG-HALLUM CAPITAL GROUP, INC.